CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-RUM1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

August 23, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-RUM1 Series (the “VV-RUM1 Series”) and the creation of the VV-RUM1 Interests (the “VV-RUM1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in August 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-RUM1 Series and the creation of the VV-RUM1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-RUM1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-RUM1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-RUM1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-RUM1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-RUM1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-RUM1 Interests

AUTHORIZED SHARES:	Minimum: 820 / Maximum: 902 Interests

SERIES ASSETS:

Rare Rum Cask Collection
Product	Vintage	Bottles
2007 Clarendon Rum Cask #433889 (Jamaica)	2007	1
2007 Foursquare Rum Cask #6 (Barbados)	2007	1
2007 Foursquare Rum Cask #24 (Barbados)	2007	1
2006 Diamond Rum Cask #30 (Guyana)	2006	1
2005 Trinidad Distillers Ltd Rum Cask #1 (Trinidad)	2004	1

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-RUM1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King